Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Reports 2018 Third Quarter Financial Results

(Tampa, FL, November 6, 2018) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and nine months ended September 30, 2018.

Executive Summary - 3Q18 versus 3Q17

•	Net sales increased 8% to $557 million versus $518 million. Excluding foreign exchange, net sales increased 9%.

•	Net income attributable to Masonite was $25 million compared to $29 million. The decline was primarily due to a loss on the extinguishment of debt.

•
Diluted earnings per share decreased to $0.89 from $1.00. Adjusted earnings per share* increased to $1.03 from $1.00. Adjusted earnings per share* excludes a pre-tax loss of $5.4 million related to the extinguishment of debt.

•	Adjusted EBITDA* increased 2% to $71 million versus $69 million.

•	Repurchased 503,166 shares of stock in the third quarter for approximately $34 million.

“We delivered another quarter of year on year sales growth, due again to strong performance from our acquisitions and higher average unit prices," said Fred Lynch, President and Chief Executive Officer. "However, in the third quarter, the benefit from previous price increases was not enough to fully cover rising costs. Our team continues to pursue multiple strategies to improve margins despite a strong inflationary environment."

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

masonite.com

Third Quarter 2018 Discussion
Net sales increased 8% to $557 million in the third quarter of 2018, from $518 million in the comparable period of 2017. The increase in net sales was the result of a 7% increase in volume from acquisitions and a 4% increase in average unit price (AUP), partially offset by a 3% decrease in base volumes and other components and a 1% decrease from foreign exchange.

•
North American Residential net sales were $368 million, a 1% increase over the third quarter of 2017, driven by a 4% increase in AUP and partially offset by a 2% decrease in volume, due to previously announced lost retail business, and a 1% decrease from foreign exchange.

•
Europe net sales were $91 million, a 22% increase from the third quarter of 2017. The net sales increase was driven by the first quarter acquisition of DW3 which contributed 25% sales growth and AUP contributed 4% growth. This was partially offset by declines in base volume of approximately 7% due to softer end markets which we believe is related to continued uncertainty around Brexit.

•
Architectural net sales were $92 million, a 25% increase from the third quarter of 2017. The 2018 acquisition of Graham & Maiman and the 2017 acquisition of A&F Wood Products combined to contribute 26% of incremental net sales. AUP contributed an additional 4% of growth in the third quarter. These increases were partially offset by an 8% decrease in base volume due to an extended recovery in demand following service level issues experienced in the second half of 2017 and the ramping down of our Northumberland, PA facility in preparation for an October ERP implementation.

Total company gross profit increased 7% to $111 million in the third quarter of 2018 compared to $104 million in the third quarter of 2017. Gross profit margin decreased 20 basis points to 19.9%, due primarily to higher inflation on raw materials and manufacturing wages and benefits.

Selling, general and administrative expenses (SG&A) of $65 million increased $5 million, or 9%, compared to the third quarter of 2017. The increase in SG&A was driven by additional costs from acquisitions, including related professional fees, and higher personnel costs, including incentive compensation. SG&A as a percentage of net sales was 11.6%, a 20 basis point increase compared to the third quarter of 2017.

Net income attributable to Masonite decreased $4 million to $25 million in the third quarter of 2018 due to a loss on the extinguishment of debt. Adjusted EBITDA* increased 2% to $71 million in the third quarter of 2018 from $69 million in the third quarter of 2017.

Diluted earnings per share were $0.89 in the third quarter of 2018 compared to $1.00 in the comparable 2017 period. Adjusted diluted earnings per share* were $1.03 in the third quarter of 2018 compared to $1.00 in the comparable 2017 period. Adjusted earnings per share excludes a pre-tax loss of $5.4 million related to the extinguishment of debt. The benefit of share repurchases were offset by a higher tax rate in the third quarter of 2018 compared to 2017.

Masonite repurchased 503,166 shares of stock in the third quarter for $34 million, at an average price of $67.24.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Year to Date 2018 Discussion
Net sales increased 8% to $1,642 million in the first nine months of 2018, from $1,524 million in the comparable period of 2017. The increase in net sales was the result of a 5% increase in volumes from acquisitions, a 3% increase in AUP and a 1% benefit from foreign exchange, partially offset by slight declines in base volumes in Architectural and Europe.

•	North American Residential net sales were $1,106 million, a 3% increase over the first nine months of 2017, driven primarily by a 2% increase in AUP and a 1% increase in base volume.

•
Europe net sales were $279 million, a 28% increase over the first nine months of 2017. The acquisition of DW3 in January of 2018 added a 22% increase in net sales, while base volume in Europe declined approximately 7% due to softer end markets which we believe is related to continued uncertainty around Brexit and unusually harsh winter conditions in the first three months of the year. The sales increase was also due to a 6% benefit from foreign exchange and a 6% increase in AUP.

•
Architectural net sales were $241 million, a 10% increase over the first nine months of 2017. The 2018 acquisition of Graham & Maiman and the 2017 acquisition of A&F combined to contribute 14% of incremental net sales. Additionally, an increase in AUP contributed 6%. These increases were partially offset by an 11% decrease in base volumes due to an extended recovery in demand following service level issues experienced in the second half of 2017 and the ramping down of our Northumberland, PA facility in preparation for an October ERP implementation, as well as lower order flow in the first quarter due to timing of major projects.

Total company gross profit increased 11% to $340 million in the first nine months of 2018, from $307 million in the first nine months of 2017. Gross profit margin increased 60 basis points to 20.7%, due to higher AUP and improved operational performance, but partially offset by higher inflation on raw materials and manufacturing wages and benefits.

Selling, general and administrative expenses (SG&A) of $205 million increased $17 million compared to the first nine months of 2017. The increase was driven by additional costs from acquisitions, including related professional fees, and higher personnel costs, including incentive compensation. SG&A as a percentage of net sales was 12.5%, a 20 basis point increase from the first nine months of 2017.

Net income attributable to Masonite decreased $1 million to $80 million in the first nine months of 2018. Adjusted EBITDA* increased $20 million to $210 million for the first nine months of 2018, from $190 million in the comparable 2017 period.

Diluted earnings per share were $2.85 in the first nine months of 2018 compared to $2.65 in the comparable 2017 period. Adjusted diluted earnings per share* were $2.99 in the first nine months of 2018 compared to $2.66 in the comparable 2017 period. Adjusted earnings per share excludes a pre-tax loss of $5.4 million related to the extinguishment of debt.

Masonite repurchased 1,464,700 shares of stock in the first nine months of 2018 for $95 million, at an average price of $64.52.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Subsequent Event
The Company plans to relocate its cutstock components facility in Stockton, CA to Verdi, NV which is expected to allow the Company to better manage cost and expand capacity through targeted automation. Additionally, the Company plans to rationalize some operations in the UK to improve cost structure and expand operational efficiencies. These actions began in the fourth quarter of 2018 and are expected to be completed in 2019. Total restructuring costs associated with these restructuring plans are expected to be approximately $2 million.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on November 7, 2018. The live audio webcast will begin at 9:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q3'18 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).

A telephone replay will be available approximately one hour following completion of the call through November 21, 2018. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13684115.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 65 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of, and the effects of, our restructuring and strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology. Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, our ability to successfully implement our business strategy; general economic, market and business conditions, including foreign exchange rate fluctuation and inflation; levels of residential new construction; residential repair, renovation and

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

remodeling; and non-residential building construction activity; the United Kingdom's formal trigger of the two year process for its exit from the European Union and related negotiations; competition; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs and availability of labor; increases in the costs of raw materials or wages or any shortage in supplies or labor; our ability to keep pace with technological developments; cyber security threats and attacks; the actions taken by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; the ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; and limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income (loss) attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2023 and 2026 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment transfers are negotiated on an arm’s length basis, using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below set forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Beginning in the fourth quarter of 2017, we revised our calculation of Adjusted EPS to exclude the beneficial impact of the deferred tax revaluation recognized as a result of The Tax Cuts and Jobs Act of 2017 and the release of a valuation allowance in Canada as such tax assets are likely to be realized in future periods. The revision to this definition had no impact on our reported Adjusted EPS for the three or nine months ended September 30, 2018 or October 1, 2017. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Third quarter 2017 net sales	$364.2	$74.8	$73.6	$4.9	$517.5
Acquisition volume	—	18.5	19.4	—	37.9	7.3%
Base volume	(9.0)	(5.0)	(5.9)	0.5	(19.4)	(3.7)%
Average unit price	15.6	3.3	3.2	—	22.1	4.3%
Components and other	1.4	(0.1)	2.2	0.2	3.7	0.7%
Foreign exchange	(3.9)	(0.3)	(0.4)	0.1	(4.6)	(0.9)%
Third quarter 2018 net sales	$368.3	$91.2	$92.1	$5.6	$557.1
Year over year growth, net sales	1.1%	21.9%	25.1%	14.3%	7.7%

Third quarter 2017 Adjusted EBITDA	$50.1	$8.3	$8.7	$2.3	$69.4
Third quarter 2018 Adjusted EBITDA	53.4	10.7	11.2	(4.6)	70.8
Year over year growth, Adjusted EBITDA	6.6%	28.9%	28.7%	nm	2.0%

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Year to date 2018 net sales	$1,070.1	$218.6	$218.9	$16.8	$1,524.4
Acquisition volume	—	48.0	31.0	—	79.0	5.2%
Base volume	3.4	(14.9)	(24.0)	(0.6)	(36.1)	(2.4)%
Average unit price	26.3	13.4	12.8	—	52.5	3.4%
Components and other	3.3	0.1	1.4	(0.1)	4.7	0.3%
Foreign exchange	2.7	13.9	0.4	0.3	17.3	1.1%
Year to date 2018 net sales	$1,105.8	$279.1	$240.5	$16.4	$1,641.8
Year over year growth, net sales	3.3%	27.7%	9.9%	(2.4)%	7.7%

Year to date 2017 Adjusted EBITDA	$149.7	$25.0	$21.4	$(5.8)	$190.3
Year to date 2018 Adjusted EBITDA	162.8	34.3	30.9	(17.5)	210.5
Year over year growth, Adjusted EBITDA	8.8%	37.2%	44.4%	nm	10.6%

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017
Net sales	$557,148	$517,503	$1,641,753	$1,524,425
Cost of goods sold	446,306	413,517	1,301,808	1,217,556
Gross profit	110,842	103,986	339,945	306,869
Gross profit as a % of net sales	19.9%	20.1%	20.7%	20.1%

Selling, general and administration expenses	64,530	59,063	204,592	188,043
Selling, general and administration expenses as a % of net sales	11.6%	11.4%	12.5%	12.3%

Restructuring costs, net	—	1,393	—	986
Loss (gain) on disposal of subsidiaries	—	—	—	212
Operating income (loss)	46,312	43,530	135,353	117,628
Interest expense (income), net	10,151	7,213	27,981	21,349
Loss on extinguishment of debt	5,414	—	5,414	—
Other expense (income), net	(1,105)	(451)	(2,347)	(1,253)
Income (loss) from continuing operations before income tax expense (benefit)	31,852	36,768	104,305	97,532
Income tax expense (benefit)	6,151	5,989	20,746	13,242
Income (loss) from continuing operations	25,701	30,779	83,559	84,290
Income (loss) from discontinued operations, net of tax	(157)	(139)	(538)	(518)
Net income (loss)	25,544	30,640	83,021	83,772
Less: net income (loss) attributable to non-controlling interest	748	1,162	2,658	3,845
Net income (loss) attributable to Masonite	$24,796	$29,478	$80,363	$79,927

Earnings (loss) per common share attributable to Masonite:
Basic	$0.90	$1.01	$2.90	$2.70
Diluted	$0.89	$1.00	$2.85	$2.65

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$0.91	$1.02	$2.91	$2.72
Diluted	$0.89	$1.00	$2.87	$2.67

Shares used in computing basic earnings per share	27,477,430	29,086,174	27,758,784	29,579,076
Shares used in computing diluted earnings per share	27,911,940	29,574,793	28,234,063	30,136,303

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	September 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$192,843	$176,669
Restricted cash	10,485	11,895
Accounts receivable, net	301,599	269,235
Inventories, net	249,742	234,042
Prepaid expenses	30,193	27,665
Income taxes receivable	1,994	2,364
Total current assets	786,856	721,870
Property, plant and equipment, net	594,281	573,559
Investment in equity investees	12,782	11,310
Goodwill	178,862	138,449
Intangible assets, net	222,657	182,484
Long-term deferred income taxes	28,079	29,899
Other assets, net	27,974	22,687
Total assets	$1,851,491	$1,680,258

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$103,454	$94,497
Accrued expenses	133,482	126,759
Income taxes payable	4,248	869
Total current liabilities	241,184	222,125
Long-term debt	796,388	625,657
Long-term deferred income taxes	80,006	60,820
Other liabilities	30,227	35,754
Total liabilities	1,147,805	944,356
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 27,135,071 and 28,369,877 shares issued and outstanding as of September 30, 2018, and December 31, 2017, respectively	603,965	624,403
Additional paid-in capital	220,032	226,528
Retained earnings (accumulated deficit)	139	(18,150)
Accumulated other comprehensive income (loss)	(132,333)	(110,152)
Total equity attributable to Masonite	691,803	722,629
Equity attributable to non-controlling interests	11,883	13,273
Total equity	703,686	735,902
Total liabilities and equity	$1,851,491	$1,680,258

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017
Net income (loss) attributable to Masonite	$24,796	$29,478	$80,363	$79,927

Add: Loss (gain) on disposal of subsidiaries	—	—	—	212
Add: Loss on extinguishment of debt	5,414	—	5,414	—
Income tax impact of adjustments	(1,435)	—	(1,435)	—
Adjusted net income (loss) attributable to Masonite	$28,775	$29,478	$84,342	$80,139

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$0.89	$1.00	$2.85	$2.65
Diluted adjusted earnings (loss) per common share attributable to Masonite ("Adjusted EPS")	$1.03	$1.00	$2.99	$2.66

Shares used in computing diluted EPS	27,911,940	29,574,793	28,234,063	30,136,303

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method.

	Three Months Ended September 30, 2018
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$53,414	$10,678	$11,228	$(4,559)	$70,761
Less (plus):
Depreciation	7,571	2,612	3,060	2,463	15,706
Amortization	269	3,603	2,343	826	7,041
Share based compensation expense	—	—	—	1,640	1,640
Loss (gain) on disposal of property, plant and equipment	43	24	(5)	—	62
Interest expense (income), net	—	—	—	10,151	10,151
Loss on extinguishment of debt	—	—	—	5,414	5,414
Other expense (income), net	—	124	—	(1,229)	(1,105)
Income tax expense (benefit)	—	—	—	6,151	6,151
Loss (income) from discontinued operations, net of tax	—	—	—	157	157
Net income (loss) attributable to non-controlling interest	644	—	—	104	748
Net income (loss) attributable to Masonite	$44,887	$4,315	$5,830	$(30,236)	$24,796

	Three Months Ended October 1, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$50,126	$8,283	$8,692	$2,340	$69,441
Less (plus):
Depreciation	7,871	2,008	2,081	2,214	14,174
Amortization	869	2,061	2,075	1,211	6,216
Share based compensation expense	—	—	—	2,740	2,740
Loss (gain) on disposal of property, plant and equipment	877	244	33	234	1,388
Restructuring costs	—	69	1,378	(54)	1,393
Interest expense (income), net	—	—	—	7,213	7,213
Other expense (income), net	—	41	—	(492)	(451)
Income tax expense (benefit)	—	—	—	5,989	5,989
Loss (income) from discontinued operations, net of tax	—	—	—	139	139
Net income (loss) attributable to non-controlling interest	844	—	—	318	1,162
Net income (loss) attributable to Masonite	$39,665	$3,860	$3,125	$(17,172)	$29,478

	Nine Months Ended September 30, 2018
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$162,775	$34,250	$30,886	$(17,450)	$210,461
Less (plus):
Depreciation	22,005	7,490	7,282	6,563	43,340
Amortization	1,045	10,900	6,854	2,152	20,951
Share based compensation expense	—	—	—	8,243	8,243
Loss (gain) on disposal of property, plant and equipment	1,048	30	98	1,398	2,574
Interest expense (income), net	—	—	—	27,981	27,981
Loss on extinguishment of debt	—	—	—	5,414	5,414
Other expense (income), net	—	306	—	(2,653)	(2,347)
Income tax expense (benefit)	—	—	—	20,746	20,746
Loss (income) from discontinued operations, net of tax	—	—	—	538	538
Net income (loss) attributable to non-controlling interest	2,505	—	—	153	2,658
Net income (loss) attributable to Masonite	$136,172	$15,524	$16,652	$(87,985)	$80,363

	Nine Months Ended October 1, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$149,669	$25,022	$21,401	$(5,786)	$190,306
Less (plus):
Depreciation	22,651	7,212	6,865	6,747	43,475
Amortization	2,504	5,756	6,391	3,131	17,782
Share based compensation expense	—	—	—	8,694	8,694
Loss (gain) on disposal of property, plant and equipment	674	513	(160)	502	1,529
Restructuring costs	—	(27)	2,152	(1,139)	986
Loss (gain) on disposal of subsidiaries	—	212	—	—	212
Interest expense (income), net	—	—	—	21,349	21,349
Other expense (income), net	—	182	—	(1,435)	(1,253)
Income tax expense (benefit)	—	—	—	13,242	13,242
Loss (income) from discontinued operations, net of tax	—	—	—	518	518
Net income (loss) attributable to non-controlling interest	2,686	—	—	1,159	3,845
Net income (loss) attributable to Masonite	$121,154	$11,174	$6,153	$(58,554)	$79,927